Exhibit 10.4

VINE ENERGY INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 28, 2021 (the “Effective Date”), between Vine Energy Inc., a Delaware corporation (the “Company”) and Wayne Stoltenberg (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is currently serving as the Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be so employed, on the terms set forth herein;

WHEREAS, Vine Management Services LLC and the Executive currently are parties to an Employment Agreement, effective as of September 10, 2018, as amended (the “Prior Agreement”); and

WHEREAS, this Agreement shall supersede and completely replace the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    EMPLOYMENT TERM. The Company (directly or through one of its subsidiaries) agrees to employ the Executive pursuant to the terms of the Agreement, and the Executive agrees to continue to be so employed, commencing on the Effective Date and continuing through the second anniversary of the Effective Date (the “Initial Term”). Thereafter, the term of this Agreement will automatically extend, on the same terms, for successive one-year periods, unless either party provides written notice of non-extension at least 60 days before the end of the Initial Term or any extension thereof. The period during which this Agreement is in effect is referred to as the “Employment Term.” Notwithstanding the foregoing, the Employment Term may be earlier terminated in accordance with Section 7 hereof.

2.    POSITION AND DUTIES.

(a)    During the Employment Term, the Executive will continue to serve as the Executive Vice President and Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). In this capacity, the Executive will have the duties, authorities and responsibilities as are consistent with the Executive’s position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive by the CEO from time to time.

(b)    During the Employment Term, the Executive’s principal place of employment will continue to be the Company’s headquarters in Plano, Texas, provided that the Executive may be required to travel from time to time on Company business during the Employment Term.

(c)    During the Employment Term, the Executive will devote all of the Executive’s business time, energy, business judgment, knowledge, skill and best efforts to the performance of the Executive’s duties to the Company, provided that the foregoing will not prevent the Executive from (i) serving on the boards of directors of nonprofit organizations and, with the prior written approval of the Board of Directors of the Company (the “Board”), other for profit companies; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing the Executive’s passive personal investments, so long as such activities do not (A) violate Section 10, (B) individually or in the aggregate interfere or conflict with the Executive’s duties hereunder, or (C) create a potential business or fiduciary conflict.

3.    BASE SALARY. During the Employment Term, the Company will pay the Executive a base salary (the “Base Salary”) at an annual rate of $400,000, in accordance with the Company’s regular payroll practices. The Base Salary is subject to annual review by the Board (or a committee thereof), in its sole discretion, and may be adjusted from time to time.

4.    ANNUAL BONUS. During the Employment Term, the Executive will be eligible to receive an annual discretionary bonus (the “Annual Bonus”) based on a target bonus opportunity of 50% of the Base Salary (the “Target Bonus”), upon the achievement of one or more performance goals established by the Board (or a committee thereof) in its sole discretion. The Company will pay the Annual Bonus, to the extent earned, to the Executive at the same time as annual bonuses are generally payable to other similarly situated executives of the Company following the end of the calendar year to which the Annual Bonus relates, subject to the Executive’s continuous employment through the applicable payment date.

5.    EQUITY AWARDS.

(a)    During the Employment Term, the Executive will be eligible to participate in any applicable equity plan adopted by the Company for which employees are generally eligible. The level of the Executive’s participation in any such plan will be determined by the Board (or a committee thereof) in its sole discretion, and any awards granted to the Executive under any Company equity plan will be subject to the terms of the applicable equity plan and award agreement (the “Long-Term Incentive Awards”).

(b)    With respect to the 2021 fiscal year, the Executive will receive one or more awards of restricted stock units having an aggregate grant date fair market value of $3,300,000 (the “2021 Award Value”) based on the initial public offering price per share of the Company’s Class A common stock, which award or awards shall be granted no later than the regularly scheduled Board meeting in August 2021 and shall be subject to the terms and conditions of the applicable award agreements and the Company’s 2021 Long-Term Incentive Plan (the “2021 Awards”).

6.    EMPLOYEE BENEFITS.

(a)    BENEFIT PLANS. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan adopted by the Company for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation in any such program will be subject to the terms of the applicable plan documents and Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time without violation of this Agreement.

(b)    VACATIONS. During the Employment Term, the Executive will be eligible for paid vacation time consistent with that of similarly-situated executives in accordance with the Company’s vacation policies as in effect from time to time. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company.

(c)    BUSINESS EXPENSES. The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policy.

7.    TERMINATION. The Employment Term may be terminated by either the Company or the Executive at any time and for any reason or for no reason, subject to any notice requirements set forth herein. Upon termination of the Employment Term, the Executive is entitled to the compensation and benefits described in Section 8 and has no further rights to any compensation or any other benefits from the Company or any of its subsidiaries. The Employment Term may terminate:

(a)    DEATH. Automatically upon the Executive’s death.

(b)    DISABILITY. Upon ten days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for 180 days out of any 365-day period or for 120 consecutive days. The Executive will cooperate in all respects with the Company if a question arises as to whether the Executive is disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health-care specialists selected by the Company and authorizing such medical doctors and other health-care specialists to discuss the Executive’s condition with the Company).

(c)    CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” means the Executive’s:

(i)    willful misconduct in the performance of the Executive’s reasonable and customary duties to the Company;

(ii)    willful failure to perform the Executive’s reasonable and customary duties to the Company or to follow the lawful directives of the Board or any executive to which the Executive reports (other than as a result of death or Disability), which failure the Executive fails to cure, if curable, within 15 days after receipt of a written notice of such breach;

(iii)    any violation by the Executive of any fiduciary duties owed by him to the Company;

(iv)    conviction of, or pleading guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(v)    embezzlement, fraud, theft, malfeasance, dishonesty or misappropriation of the Company’s property; or

(vi)    material breach of this Agreement or any other agreement with the Company, or material violation of the Company’s code of conduct or other written policy as in effect from time to time, including policies related to discrimination, harassment, retaliation, performance of illegal or unethical activities, or ethical misconduct, and which breach the Executive fails to cure or take substantial steps to cure, if curable (as reasonably determined by the Board), within 15 days after receipt of a written notice of such breach.

For purposes of the definition of Cause, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in, or not opposed to, the interests of the Company or its subsidiaries. Any act, or failure to act, based upon authority given by the Board or based upon the advice of counsel for the Company or its subsidiaries shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the interests of the Company and its subsidiaries, as applicable.

(d)    WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e)    GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” means the occurrence of any of the following events during the Employment Term without the prior written consent of the Executive, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i)    a reduction in Base Salary or Target Bonus, other than a general reduction in Base Salary and/or Target Bonus that affects all similarly situated executives in substantially the same proportions;

(ii)    material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law and excluding duties, authorities or responsibilities that have been assigned to the Executive on a temporary or interim basis), including, without limitation, Executive’s removal from his position or positions as set forth in Section 2(a), other than for Cause or due to the Executive’s death or Disability, during the Employment Term, to a position that is not at least equivalent in authority and duties to such position or positions; or

(iii)    relocation of the Executive’s primary work location by more than 50 miles from its then current location.

The Executive will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above if the applicable condition has not been cured. Otherwise, any claim of such circumstances as Good Reason will be deemed irrevocably waived by the Executive.

(f)    WITHOUT GOOD REASON. Upon 45 days’ prior written notice by the Executive to the Company of the Executive’s resignation without Good Reason (which the Company may, in its sole discretion, make effective earlier than any date provided in such notice, and the Company’s exercise of such discretion will not change the nature of the termination for purposes of this Agreement).

(g)    EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of this Agreement by the Company or the Executive pursuant to the provisions of Section 1 hereof.

8.    CONSEQUENCES OF TERMINATION.

(a)    DEATH OR DISABILITY. In the event of a termination on account of the Executive’s death or Disability, the Executive or the Executive’s estate, as the case may be, is entitled to the following:

(i)    any accrued but unpaid Base Salary through the date of termination, payable on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s regular payroll practices;

(ii)    reimbursement for unreimbursed business expenses properly incurred by the Executive, payable in accordance with the Company’s expense reimbursement policy;

(iii)    all other payments, benefits or fringe benefits to which the Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, provided that in no event will the Executive be entitled to any severance or termination payments except as specifically provided in this Agreement (collectively, payments in Section 8(a)(i) through 8(a)(iii) hereof are referred to herein as the “Accrued Benefits”);

(iv)    any earned but unpaid Annual Bonus with respect to the calendar year ending on or preceding the date of termination, payable on the otherwise applicable payment date (the “Prior Year Bonus”);

(v)    a payment equal to the product of (A) the Annual Bonus, if any, that the Executive otherwise would have earned for the calendar year that includes the date of termination had no such termination occurred, based on actual achievement of the applicable performance goals for such year determined in accordance with Section 4 hereof, and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year, payable on the date the Annual Bonus for the year of termination would otherwise have been paid; and

(vi)    if such termination occurs prior to the grant of the 2021 Awards, an amount equal to the 2021 Award Value, payable in a lump sum no later than 60 days following the date of termination.

(b)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EXECUTIVE NONRENEWAL. In the event of a termination (x) by the Company for Cause, (y) by the Executive without Good Reason or (z) as a result of the Executive’s non-extension of the Employment Term as provided in Section 1 hereof, the Company will pay the Executive the Accrued Benefits.

(c)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NONRENEWAL. In the event of a termination (x) by the Company other than for Cause, (y) by the Executive for Good Reason or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 1 (each, a “Qualifying Termination”), in each case, other than during the 24-month period immediately following a Change in Control (as defined below), the Company will pay or provide to the Executive the following, subject to the provisions of Section 9 hereof:

(i)    the Accrued Benefits;

(ii)    subject to the Executive’s continued compliance with the obligations in Section 9, Section 10 and Section 11, an amount equal to 1.5 times the sum of (A) the Base Salary for the year that includes the date of termination and (B) the Target Bonus for the year that includes the date of termination, payable in a lump sum no later than the sixtieth day following such termination;

(iii)    subject to the Executive’s continued compliance with the obligations in Section 9, Section 10 and Section 11, the Prior Year Bonus;

(iv)    subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive remained an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); and (C) the Executive’s continued compliance with the obligations in Section 9, Section 10 and Section 11, the Company will pay on behalf of or reimburse to the Executive the difference between the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives for a period of 12 months, provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 8(c)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable); and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(c)(iv) will immediately cease;

(v)    notwithstanding any vesting terms in the applicable award agreement or equity incentive plan to the contrary, accelerated vesting of a pro rata portion of all then-outstanding Long-Term Incentive Awards held by the Executive that are not then fully vested in accordance with their terms, based on the number of days employed during the applicable vesting period, as determined by the Board, and assuming, in the case of Long-Term Incentive Awards subject to performance conditions, 100% attainment of the applicable performance conditions at the target level; and

(vi)    if such termination occurs prior to the grant of the 2021 Awards, an amount equal to the 2021 Award Value, multiplied by a fraction, the numerator of which is the number of days between March 17, 2021 and the date of such termination, and the denominator of which is 1,095, payable in a lump sum no later than 60 days following the date of termination.

Payments and benefits provided in this Section 8(c) are in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any Company policies or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(d)    CHANGE IN CONTROL QUALIFYING TERMINATION. In the event of a Qualifying Termination that occurs during the 12-month period immediately following a Change in Control (as defined below), the Company will pay or provide to the Executive the following, subject to the provisions of Section 9 hereof:

(i)    the Accrued Benefits;

(ii)    subject to the Executive’s continued compliance with the obligations in Section 9, Section 10 and Section 11, an amount equal to two times the sum of (A) the Base Salary for the year that includes the date of termination and (B) the Target Bonus for the year that includes the date of termination, payable in a lump so no later than the sixtieth day following such termination;

(iii)    subject to the Executive’s continued compliance with the obligations in Section 9, Section 10 and Section 11, the Prior Year Bonus;

(iv)    subject to the Executive’s continued compliance with the obligations in Section 9, Section 10 and Section 11, a payment equal to the product of (A) the Target Bonus for the calendar year that includes the date of termination and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year, payable no later than the sixtieth day following Executive’s termination;

(v)    subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive remained an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); and (C) the Executive’s continued compliance with the obligations in Section 9, Section 10 and Section 11, the Company will pay on behalf of or reimburse to the Executive the difference between the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives for a period of 18 months, provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 8(d)(v) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable); and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(v) will immediately cease;

(vi)    notwithstanding any vesting terms in the applicable award agreement or equity incentive plan to the contrary, full accelerated vesting of all then-outstanding Long-Term Incentive Awards held by the Executive that are not then fully vested, assuming, in the case of Long-Term Incentive Awards subject to performance conditions, 100% attainment of the applicable performance conditions at the target level; and

(vii)    if such termination occurs prior to the grant of the 2021 Awards, an amount equal to the 2021 Award Value, payable in a lump sum no later than 60 days following the date of termination.

Payments and benefits provided in this Section 8(d) are in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any Company policies or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

For purposes of this Agreement, “Change in Control” has the meaning set forth in the Company’s 2021 Long-Term Incentive Plan as in effect on the Effective Date; provided that such event also constitutes a “change in control event” within the meaning of Section 409A.

(viii)     SECTION 280G. To the extent that any amount payable to the Executive hereunder, as well as any other “parachute payment” as such term is defined under Section 280G (collectively with the regulations promulgated thereunder, “Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the Executive (the “Covered Payments”), exceeds the limitations of Section 280G such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), then, before making the Covered Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction will be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts will be reduced (but not below zero) on a pro rata basis.

(e)    RESIGNATION FROM ALL OTHER POSITIONS. Upon any termination of the Employment Term, the Executive will promptly resign, and will be deemed to have automatically resigned, from all positions that the Executive holds as a member of the Board, officer, director or fiduciary of the Company or any of its subsidiaries. The Executive will take all actions reasonably requested by the Company to give effect to this provision.

(f)    EXCLUSIVE REMEDY. The amounts payable to the Executive following termination pursuant to Section 8 hereof will be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of employment with the Company or any of its subsidiaries, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employment Term or any breach of this Agreement by the Company.

9.    RELEASE; CONTINUED COMPLIANCE. Any and all amounts payable and benefits provided beyond the Accrued Benefits pursuant to Section 8(c) or Section 8(d), as applicable (the “Severance Benefits”) will only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release will be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination. The first such payment of the Severance Benefits will include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the effective date of the Executive’s termination of employment. Any delay in the payment of the Severance Benefits will not extend the period of time that the Severance Benefits are payable pursuant to Section 8(c) or Section 8(d), as applicable. During such time that the Executive is receiving the Severance Benefits, if the Executive breaches any of the covenants set forth in Section 10 or Section 11, the Executive’s right to receive the Severance Benefits will immediately cease and be forfeited, and any Severance Benefits previously paid to the Executive will be immediately repaid by the Executive.

10.    RESTRICTIVE COVENANTS.

(a)    CONFIDENTIALITY. During the course of the Employment Term, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its subsidiaries, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. The Executive agrees that the

Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the Employment Term or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which is obtained by the Executive during the Employment Term or otherwise during employment by the Company (or any predecessor). The foregoing will not apply to information that (i) was known to the public before its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process, provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information.

(b)    NONCOMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company; (ii) the Executive has had and will continue to have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its subsidiaries; (iii) in the course of employment by a competitor, the Executive would inevitably use or disclose such Confidential Information; (iv) the Company and its subsidiaries have substantial relationships with their customers and the Executive has had and will continue to have access to these customers; (v) the Executive has received and will receive specialized training from the Company and its subsidiaries; and (vi) the Executive has generated and will continue to generate goodwill for the Company and its subsidiaries in the course of employment. Accordingly, during the Employment Term and for a period of one year thereafter (the “Restricted Period”), the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business activities related to the Business (as defined below) in any basins, counties or parishes (including De Soto, Natchitoches, Red River, Sabine and Webster parishes) of any country in which the Company conducts the Business. Notwithstanding the foregoing, nothing herein prohibits the Executive from being a passive owner of not more than 1% of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries, so long as the Executive has no active participation in the business of such corporation.

For purposes of this agreement, “Business” means the business related to oil and gas exploration and development.

(c)    NONSOLICITATION; NONINTERFERENCE.

(i)    During the Employment Term and for a period of 18 months thereafter, the Executive agrees that the Executive will not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries to purchase goods or services then sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)    During the Employment Term and for a period of 18 months thereafter, the Executive agrees that the Executive will not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries and any of their respective vendors, joint venturers or licensors. An employee, representative or agent is deemed covered by this Section 10(c)(ii) while so employed or retained and for a period of six months thereafter.

(d)    NONDISPARAGEMENT. The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good-faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Company agrees that it shall direct its then-current officers and directors to refrain from, directly or indirectly, making any statement disparaging or criticizing in any way the Executive or, directly or indirectly, making any other statement that could be reasonably expected to impair the Executive’s reputation, in each case, except to the extent required by law, and then only after consultation with the Executive to the extent possible, or to enforce the terms of this Agreement, any other agreement between the parties hereto, or any other agreement to which they are both party.

(e)    INVENTIONS.

(i)    The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s duties to the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during the Employment Term; or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, will belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records are the sole and exclusive property of the Company, and the Executive will surrender them upon termination of employment, or upon the Company’s request. The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit.

(ii)    In addition, the Inventions are deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Executive agrees that the Company is the sole owner of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, before the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii)    18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f)    RETURN OF COMPANY PROPERTY. Upon termination of the Employment Term for any reason (or at any time prior thereto at the Company’s request), the Executive will return all property belonging to the Company or its subsidiaries (including, but not limited to, any Company-provided laptops, computers, cell phones, or other equipment, documents and other property belonging to the Company).

(g)    REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms of this Agreement, including the restraints imposed under this Section 10. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Executive is subject to the constraints in Section 10(b), the Executive will provide a copy of this Agreement to such entity, and such entity will acknowledge to the Company in writing that it has read this Agreement. The Executive acknowledges that each of these covenants has a unique, substantial and immeasurable value to the Company and its subsidiaries and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further agrees that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10, and that the Executive will reimburse the Company and its subsidiaries for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 10 if the Executive challenges the reasonableness or enforceability of any of the provisions of this Section 10. It is also agreed that each of the Company’s subsidiaries will have the right to enforce all of the Executive’s obligations to that subsidiary under this Agreement, including, without limitation, pursuant to this Section 10.

(h)    REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)    TOLLING. In the event of any violation of the provisions of this Section 10, the Executive agrees that the post-termination restrictions contained in this Section 10 will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the Restricted Period will be tolled during any period of such violation.

(j)    SURVIVAL OF PROVISIONS. The obligations contained in Section 10, Section 11, and Section 12 hereof will survive the termination or expiration of the Employment Term and employment hereunder and are fully enforceable thereafter.

11.    COOPERATION. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Employment Term for any reason, to the extent reasonably requested by the Board, the Executive will cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that the Company will make reasonable efforts to minimize disruption of the Executive’s other activities. The Company will reimburse the Executive for reasonable expenses incurred in connection with such cooperation, and to the extent that the Executive is required to spend substantial time on such matters, the Company will compensate the Executive at a reasonable hourly rate.

12.    INDEMNIFICATION. During the Employment Term and thereafter (with respect to events occurring during the Employment Term), the Company will maintain and provide Executive with coverage under its directors’ and officers’ liability policy to the same extent that it provides such coverage to its other directors and officers. This Section 12 shall survive termination of Executive’s employment or this Agreement.

13.    WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede the Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (iii) accepting any U.S. Securities and Exchange Commission Awards, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive will not be not required to notify the Company that such reports or disclosures have been made.

14.    EQUITABLE RELIEF AND OTHER REMEDIES. The Executive agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate, and in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, is entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available. In the event of a violation by the Executive of Section 10 or Section 11, the Executive’s right to receive the Severance Benefits will immediately cease and be forfeited, and any Severance Benefits previously paid to the Executive will be immediately repaid by the Executive.

15.    CLAWBACK. The Severance Benefits will be subject to any Company clawback policy, including any clawback policy adopted to comply with Applicable Law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such clawback policy.

16.    NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 16, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” means the Company and any successor to its business and/or assets, that assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

17.    SET-OFF; NO MITIGATION. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder will be subject to set-off, counterclaim, or recoupment of amounts owed by the Executive to the Company or any of its subsidiaries. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor will the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as expressly provided in Section 8 hereof.

18.    NOTICE. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile, mailed by first class mail, return receipt requested, or, for the Executive only, electronic mail (with hard copy to follow by regular mail) to the recipient at the address below indicated:

To the Company:	Vine Energy Inc.
5800 Granite Parkway, Suite 500
Plano, Texas 75024
Attn:
E-mail:

To the Executive:	the address last shown on the Company’s books and records.

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

19.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement will govern and control.

20.    SEVERABILITY. The provisions of this Agreement are deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder are enforceable to the fullest extent permitted by applicable law.

21.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile or PDF file shall constitute original signatures.

22.    APPLICABLE LAW; CHOICE OF VENUE AND CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)    All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement will be governed by the internal laws of the State of Texas applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

(b)    For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and further agree that any related litigation will be conducted solely in the courts of Collin County or the federal courts for the United States for the Northern District of Texas, where this Agreement is made and/or to be performed, and no other courts.

(c)    Each party may be served with process in any manner permitted under Texas law, or by United States registered or certified mail, return receipt requested.

(d)    BY EXECUTION OF THIS AGREEMENT, THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED ON THIS AGREEMENT.

23.    MISCELLANEOUS. No provision of this Agreement may be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. For purposes of this Section 23, a “writing” will not include facsimile or e-mail. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with any exhibits hereto, sets forth the entire agreement of the parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company or any of its subsidiaries (including the Prior Agreement) with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter contained herein have been made by either party that are not expressly set forth in this Agreement.

24.    REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, that, in either case, could prevent the Executive from entering into this Agreement or performing, or impairing the ability to perform, all of the Executive’s duties hereunder. The Company may terminate the Executive’s employment immediately, and the Company will have no further obligations to the Executive, including any obligations contained in Section 8, if the representation made by the Executive under this Section 24(b) is false. In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Executive in compliance therewith.

25.    TAX MATTERS.

(a)    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any taxes of the Executive that should have been withheld.

(b)    SECTION 409A COMPLIANCE.

(i)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”); accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(ii)    A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of

(A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

(v)    Notwithstanding any provision of this Agreement to the contrary, (i) in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A and (ii) any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as any other compensation that is otherwise exempt from Section 409A shall be excluded from Section 409A to the maximum extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VINE ENERGY INC.

By:	/s/ Eric D. Marsh
Name:	Eric D. Marsh
Title:	President, Chief Executive Officer and Chairman

EXECUTIVE

/s/ Wayne B. Stoltenberg
Wayne B. Stoltenberg

[Signature Page to Employment Agreement]